                                                                    Exhibit 1.20


December 16, 1998



Dr. Christopher Nicodemus
197 Eighth Street, #706
Charlestown, MA 02129

Dear Dr. Nicodemus:

On behalf of the Company, I am pleased to offer you the position of Senior Vice President, Medical and Regulatory Affairs at AltaRex Corp. I know you share with me, Tony Noujaim, the Board and our employees the enthusiasm for the opportunity AltaRex represents.

As Senior Vice President Medical and Regulatory Affairs, you will report to me and be responsible for clinical trial design and execution, regulatory filings and compliance, and final medical approval. Initially reporting to you will be Connie Sykes, Exec. Director of Regulatory Affairs; Jane Mitchell reports to Connie as Manager of Medical Support; Jim Pankovich, Senior Medical Marketing Associate; Donna Robinson, Senior Medical Marketing Consultant; and Heather Schramm, Admin. Assistant.

The terms of your offer are as follows (all amounts are in U.S. dollars):

Base Salary:        $205,000 per annum paid in 24 equal payments, subject to an increase on an annual basis, and commencing January 18, 1999.

Sign-on Bonus:      $10,000 paid on joining the Company.

Performance Bonus:  Eligible for bonus participation in 1999 IF and AS established by the Board of Directors.

Stock: You will be offered options to purchase 175,000 shares of common stock of the Company vesting 33 1/3% per year in arrears annually over 3 years commencing on the date of approval by the Toronto Exchange. The exercise price will be set by the Board of Directors at fair market value, subject to the availability of appropriate exemptions from Canadian and U.S. regulations. These options must be exercised within 90 days after any termination of your employment unless termination is for cause (in which case the options will terminate immediately). Vesting of these options will be accelerated in full if the Company is sold.

Corporate Benefits: You are eligible for our employee benefits immediately.
                    AltaRex Corp. will pay the Guardian premiums on your behalf for health and dental coverage. A Life Insurance benefit of 1 times annual salary and Long Term Disability coverage are provided through the Company with Mutual of Omaha. A Life Insurance benefit of $25,000 is provided through Guardian. A 401K plan is available that matches up to a maximum of 3% of the employee's salary as a Company contribution.

Leave: We will provide an annual vacation of four (4) weeks paid vacation accruing at 1.66 days per month.

Professional Fees:  Your annual professional dues and subscriptions will be paid for by the Company as requested.

Academic            The Company has approved your continued academic appointment
Appointment:        for not more than 1/2 day twice a month (or as we might
                    otherwise mutually agree).

Agreements:         As a condition of employment, you will be required to sign customary invention, non-disclosure and non-compete agreements.

Severance           You understand that your employment with the Company is at
Compensation:       will which means you or the Company may end the employee
                    relationship with or without notice. In the event that your employment is terminated for reason other than just cause, the Company shall in exchange for a release of claims which the employee may have against it, provide the salary continuation for one year. Just cause for termination shall be deemed to exist upon a) a good faith finding by the Company of your failure to perform your assigned duties for the Company, dishonesty, gross negligence or misconduct, or
                    b) conviction or the entry of a pleading of guilty or nolo contendere, to any crime involving moral turpitude or any felony.

Both parties agree that upon your receipt of this letter, neither party will disclose the terms of this letter, directly or indirectly to any outside parties until signed acknowledgement of the letter by Tuesday, December 22, 1998 at 5:00 pm E.S.T. Facsimile your signed acceptance to AltaRex Corp., Attn: Trudy Chirnko, facsimile number 781-466-8740. This offer is contingent on an appropriate completion of references for a position of this nature. Finally, the Company will make every effort to maintain confidentiality of your signing this offer letter until you've had the chance to properly notify your current employer in early January.

Sincerely,

 /s/ Richard E. Bagley
-------------------------
Richard E. Bagley
President & CEO


Accepted this 18th day of December, 1998


 /s/ Christopher Nicodemus
---------------------------------
Dr. Christopher Nicodemus

June 1, 1999



Dr. Christopher Nicodemus
197-8 Street #706
Charlestown, MA
02129

Dear Chris:

RE: AMENDMENT TO THE TERMS OF YOUR EMPLOYMENT AS SET OUT IN THE LETTER DATED NOVEMBER 15, 1998 (THE "LETTER AGREEMENT") FROM THE COMPANY TO YOU.

This letter serves as an amendment to the terms of your employment as set out in the Letter Agreement. You and the Company agree that the second sentence of the paragraph in the Letter Agreement related to severance compensation be and hereby is deleted in its entirety and that the following sentence shall be inserted in lieu thereof:

If your employment is terminated by the Company without just cause prior to December 31, 2001, you will be entitled to receive severance payments at a monthly rate equal to 1/12 of the annual base salary to which you were entitled on the effective date of termination until the later of (a) December 31, 2001 and (b) the first anniversary of the effective date of termination. For purposes of applying the foregoing, just cause for termination shall be deemed to exist upon a) a good faith finding by the Company of your failure to perform your assigned duties for the Company, dishonesty, gross negligence or misconduct, or
b) conviction, or the entry of a pleading of guilty or nolo contendere, to any crime involving moral turpitude or any felony. Notwithstanding the foregoing, in the event that you breach the Invention, Non-disclosure and Non-compete Agreement dated as of February 5, 1999 between you and the Company at any time during the period during which the Company is making severance payments to you under this Agreement, the Company's obligation to make, and your entitlement to receive, such severance payments under this Agreement shall terminate immediately upon such breach.

All other terms of your employment as set out in the Letter Agreement remain in full force and effect.

Please confirm that you are in agreement with the foregoing by signing below. If you have any questions, please contact me.


Sincerely,

/s/ Richard E. Bagley
Richard E. Bagley
President & CEO


The parties hereto have executed this agreement of the 3rd day of June, 1999.

                                             AltaRex Corp.

/s/ Christopher Nicodemus                    /s/ Richard E. Bagley
-------------------------                    --------------------------------
Christopher Nicodemus                        Richard E. Bagley
                                             President & CEO

Dr. Christopher Nicodemus
197-8 Street #706
Charlestown, MA
02129

Dear Chris:

RE: AMENDMENT TO THE TERMS OF YOUR EMPLOYMENT AS SET OUT IN THE LETTER DATED NOVEMBER 15, 1998 (THE "LETTER AGREEMENT") AND THE AMENDMENT DATED JUNE 1, 1999

This letter serves as an amendment to the terms of your employment as set out in the Letter Agreement as amended. Provisions for severance compensation as stated in the June 1, 1999 amendment are further amended by deleting the first sentence of such amended provision and inserting the following sentence:

     If your employment is terminated by the Company without just cause, you will be entitled to receive severance payments at a monthly rate equal to 1/12 of the annual base salary to which you were entitled on the effective date of termination until the first anniversary of the effective date of termination.

All other terms of your employment as set out in the Letter Agreement and Amendments remain in full force and effect.

Please confirm that you are in agreement with the foregoing by signing below. If you have any questions, please contact me.

Sincerely,


/s/ Richard E. Bagley
Richard E. Bagley
President & CEO


The parties hereto have executed this agreement on the 22nd day of December, 1999.

                                                 AltaRex Corp.

/s/ Christopher F. Nicodemus                     /s/ Richard E. Bagley
---------------------------------                ------------------------------
Christopher F. Nicodemus                         Richard E. Bagley